Exhibit 99.1

FINANCIAL NEWS

SANMINA-SCI REPORTS RESULTS FOR THE THIRD QUARTER FISCAL 2011

San Jose, CA — July 25, 2011.  Sanmina-SCI Corporation (“Sanmina-SCI” or the “Company”) (NASDAQ GS: SANM), a leading global Electronics Manufacturing Services company, today reported financial results for the third quarter ended July 2, 2011.

Third Quarter Fiscal 2011 Highlights

•            Revenue of $1.67 billion, a 6.7 percent sequential improvement

•            GAAP operating margin of 3.2 percent, a 40 basis point sequential improvement

•            GAAP diluted earnings per share of $0.09

•            Non-GAAP(1) operating margin of 3.9 percent, a 50 basis point sequential improvement

•            Non-GAAP diluted earnings per share of $0.42, a $0.12 sequential improvement

Revenue for the third quarter was up 6.7 percent to $1.67 billion, compared to $1.57 billion in the prior quarter and up 3.0 percent compared to $1.63 billion for the same period of fiscal 2010.

GAAP operating income in the third quarter was $52.9 million or 3.2 percent of revenue, compared to $61.7 million or 3.8 percent of revenue in the third quarter fiscal 2010.  GAAP net income in the third quarter was $7.2 million, a diluted earnings per share of $0.09, compared to $21.6 million, a diluted earnings per share of $0.26 for the same period of fiscal 2010.

Non-GAAP operating income in the third quarter was $65.0 million or 3.9 percent of revenue, compared to $64.2 million or 3.9 percent of revenue in the third quarter fiscal 2010.  Non-GAAP net income in the third quarter was $35.1 million, a diluted earnings per share of $0.42, compared to $26.6 million, a diluted earnings per share of $0.32 for the same period a year ago.

During the third quarter, the Company issued $500 million in principal amount 7% senior notes due in 2019.  The proceeds of the offering, together with $80 million of cash on hand, were used to fund the full redemption of the $380 million of debt due in 2013 and $200 million of debt due in 2016.  During the quarter, the Company swapped the 2019 notes from a fixed to floating rate. The net effect of these transactions increased the average life of our debt from 3.4 to 5.7 years as of July 2, 2011 and is expected to reduce the Company’s net interest expense in the future.

Cash and cash equivalents for the quarter ended July 2, 2011 were $582.8 million compared to $654.7 million in the prior quarter.  Cash flow from operations was $51.3 million.  Inventory turns were 7.2x.  Cash cycle days were 51 days.

“We delivered nice growth in the third quarter and are pleased with our ability to expand our margins despite continued softness in the defense and aerospace market.  Based on our customer forecasts, we believe demand in the short-term remains stable,” stated Jure Sola, Chairman and Chief Executive Officer.  “We are confident our strategy focused on higher value added services, diversified markets and innovative technologies will continue to allow us to capitalize on opportunities with new and existing customers, and positions Sanmina-SCI for long-term growth and margin expansion.”

Fourth Quarter Fiscal 2011 Outlook

The following forecast is for the fourth fiscal quarter ending October 1, 2011.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.65 billion to $1.70 billion

•                  Non-GAAP diluted earnings per share between $0.40 to $0.44

(1)In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.  See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina-sci.com.  Sanmina-SCI provides fourth quarter outlook information only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring, impairment and other unusual and infrequent items.

Company Conference Call Information

Sanmina-SCI will hold a conference call regarding this announcement on Monday, July 25, 2011 at 5:00 p.m. ET (2:00 p.m. PT). The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina-sci.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina-SCI’s website at www.sanmina-sci.com.  A replay of today’s conference call will be available for 48-hours.  The access numbers are: domestic 800-642-1687 and international 706-645-9291, access code is 84212586.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions and delivers superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, clean-tech and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the Company is available at http://www.sanmina-sci.com.

Sanmina-SCI Safe Harbor Statement

Certain statements contained in this press release, including the Company’s expectations for future demand, growth and interest cost and the Company’s outlook for future revenue and non-GAAP earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products and a resulting decrease in the Company’s customers’ ability to pay for the Company’s products and which therefore could reduce the Company’s revenue; customer bankruptcy filings, which could cause the Company to record charges to its earnings; reduction or cancelation of customer orders that reduces forecasts for the quarter;  the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; an increase in short-term rates that would increase the Company’s interest expense; component shortages, including those arising from the natural disaster in Japan; impact of the restrictions contained in the Company’s credit agreements and indentures upon the Company’s ability to operate and expand its business; competition negatively impacting the Company’s revenues and margins; any failure of the Company to effectively assimilate acquired businesses and achieve the anticipated benefits of its acquisitions; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	July 2,	October 2,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$582,816	$592,812
Accounts receivable, net	1,042,092	1,018,612
Inventories	885,502	844,347
Prepaid expenses and other current assets	78,251	81,191
Assets held for sale	46,954	53,047
Total current assets	2,635,615	2,590,009

Property, plant and equipment, net	562,766	570,258
Other non-current assets	118,247	141,529
Total assets	$3,316,628	$3,301,796

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$958,075	$923,038
Accrued liabilities	134,483	140,371
Accrued payroll and related benefits	125,636	122,934
Short-term debt	60,400	65,000
Total current liabilities	1,278,594	1,251,343

Long-term liabilities:
Long-term debt	1,154,129	1,240,666
Other	136,851	148,186
Total long-term liabilities	1,290,980	1,388,852

Total stockholders’ equity	747,054	661,601
Total liabilities and stockholders’ equity	$3,316,628	$3,301,796

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended		Nine Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net sales	$1,674,200	$1,625,170	$4,905,709	$4,630,923
Cost of sales	1,542,599	1,501,055	4,529,230	4,279,644
Gross profit	131,601	124,115	376,479	351,279

Operating expenses:
Selling, general and administrative	67,043	65,392	187,726	191,364
Research and development	5,797	3,057	14,877	9,407
Amortization of intangible assets	958	926	2,875	3,163
Restructuring and integration costs	6,336	6,196	15,885	13,405
Asset impairment	—	600	85	1,100
Gain on sales of long-lived assets	(1,440)	(13,796)	(3,465)	(13,796)
Total operating expenses	78,694	62,375	217,983	204,643

Operating income	52,907	61,740	158,496	146,636

Interest income	356	558	1,490	1,536
Interest expense	(24,843)	(27,119)	(77,773)	(80,476)
Other income (expense), net	(17,013)	(2,046)	(13,735)	37,729
Interest and other, net	(41,500)	(28,607)	(90,018)	(41,211)

Income before income taxes	11,407	33,133	68,478	105,425

Provision for income taxes	4,248	11,570	19,895	14,389

Net income	$7,159	$21,563	$48,583	$91,036

Basic income per share	$0.09	$0.27	$0.61	$1.15
Diluted income per share	$0.09	$0.26	$0.58	$1.10

Weighted-average shares used in computing per share amounts:
Basic	80,579	79,544	80,223	79,040
Diluted	83,141	83,693	83,275	82,404

Press Release Financials	SANMINA-SCI
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Sanmina - SCI Corporation

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010

GAAP Revenue	$1,674,200	$1,569,058	$1,625,170	$4,905,709	$4,630,923
Adjustments
Customer bankruptcy reorganization (1)	—	—	570	—	570
Non-GAAP Revenue	$1,674,200	$1,569,058	$1,625,740	$4,905,709	$4,631,493

GAAP Gross Profit	$131,601	$116,831	$124,115	$376,479	$351,279
GAAP gross margin	7.9%	7.4%	7.6%	7.7%	7.6%
Adjustments
Stock compensation expense (2)	1,773	1,013	487	3,825	4,593
Amortization of intangible assets	157	157	—	471	—
Contingency item expected to reverse in a future period (3)	—	—	3,039	—	3,039
Customer bankruptcy reorganization (1)	—	(759)	1,329	(759)	1,329
Non-GAAP Gross Profit	$133,531	$117,242	$128,970	$380,016	$360,240
Non-GAAP gross margin	8.0%	7.5%	7.9%	7.7%	7.8%

GAAP operating income	$52,907	$44,634	$61,740	$158,496	$146,636
GAAP operating margin	3.2%	2.8%	3.8%	3.2%	3.2%
Adjustments
Stock compensation expense (2)	6,057	4,237	2,367	13,981	12,371
Contingency item expected to reverse in a future period (3)	—	—	3,039	—	3,039
Amortization of intangible assets	1,115	1,116	926	3,346	3,163
Customer bankruptcy reorganization (1)	—	(759)	1,937	(759)	1,937
Restructuring, acquisition and integration costs	6,336	4,510	7,390	15,885	14,599
Gain on sales of long-lived assets	(1,460)	(398)	(13,796)	(3,485)	(13,796)
Asset impairment	—	—	600	85	1,100
Non-GAAP operating income	$64,955	$53,340	$64,203	$187,549	$169,049
Non-GAAP operating margin	3.9%	3.4%	3.9%	3.8%	3.6%

GAAP net income	$7,159	$13,065	$21,563	$48,583	$91,036

Adjustments:
Operating income adjustments (see above)	12,048	8,706	2,463	29,053	22,413
Gain on sale of business	—	—	—	—	(3,710)
Loss on repurchase of debt (4)	18,344	—	369	18,344	1,197
Gain from litigation settlement (5)	—	—	—	—	(35,556)
Nonrecurring tax items	(2,425)	3,157	2,222	1,355	(6,258)
Non-GAAP net income	$35,126	$24,928	$26,617	$97,335	$69,122

GAAP Income Per Share:
Basic	$0.09	$0.16	$0.27	$0.61	$1.15
Diluted	$0.09	$0.16	$0.26	$0.58	$1.10

Non-GAAP Income Per Share:
Basic	$0.44	$0.31	$0.33	$1.21	$0.87
Diluted	$0.42	$0.30	$0.32	$1.17	$0.84

Weighted-average shares used in computing per share amounts:
Basic	80,579	80,242	79,544	80,223	79,040
Diluted	83,141	83,940	83,693	83,275	82,404

(1)   Relates to revenue reversal and inventory and bad debt reserves associated with customer bankruptcy reorganization announcements.

(2)   Stock compensation expense was as follows:

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010

Cost of sales	$1,773	$1,013	$487	$3,825	$4,593
Selling, general and administrative	4,209	3,184	2,215	9,998	7,910
Research and development	75	40	(335)	158	(132)
Stock compensation expense - total company	$6,057	$4,237	$2,367	$13,981	$12,371

(3)   Represents a non-recurring contingency that the Company expects to resolve favorably in future periods.  However, there can be no assurance of the exact amount or timing of this recovery.

(4)   Represents gain or loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

(5)   Represents cash received in connection with a litigation settlement.

Schedule I

The commentary above includes non-GAAP measures of gross profit, gross margin, operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items, including customer bankruptcy impacts, to the extent material or which we consider to be of a non-operational nature in the applicable period.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity or availability under its credit facilities. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges for customer bankruptcy reorganizations, litigation settlements, gains and losses on sales of assets and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict and generally not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.